Exhibit 10.27

March 1, 2016

Thomas A. Peterson

Dear Tom:

This will confirm our discussions over the past couple weeks about the CFO position.

You will be appointed CFO effective immediately. Your new salary will be $285k and you will be eligible for the company merit adjustment on June 1. Your new salary will be retroactive to February 1, 2016 when we first discussed.

You will be eligible for up to a 70% bonus starting with the 2016 calendar year. You will receive a new tranche of equity at the CFO level along with other senior management in the next couple weeks. That equity will begin to vest on January 1, 2016.

In the event there is a change of control of the company or the company goes public (the “Event”), you will be eligible for a severance payment equal to 12 months of your then existing base salary if you are not asked to remain in your present position for a minimum of one year, with the same or substantially the same duties. After one year from such an Event or in the event you voluntarily resign your position prior to said time or in the event of a termination for Cause as defined below, you will no longer be eligible for a severance payment.

Further, in the event you are terminated for other than Cause and if you have not voluntarily resigned your position prior to April 9, 2018, you will be paid the following amounts on the schedule noted below that otherwise would have been distributed to you on your normal vesting schedule had you remained employed by the Company, which amounts have been deposited on your behalf in the Hostess Management account attributable to the first tranche of equity that you received as of April of 2013.

a) If terminated before 4/9/16, $100k would accelerate ($400k remainder paid as scheduled on 4/9/17 and 4/9/18)

b) If terminated between 4/9/16 and 4/9/17, $200k would accelerate ($200k remainder paid as scheduled on 4/9/18)

c) If terminated between 4/9/17 and 4/9/18, $200k would accelerate (no remainder to be paid out on 4/9/18)

Cause for purposes of this Offer shall be defined as fraud or misappropriation of corporate funds, your commission of a felony, gross neglect of your duties as CFO, violation of a corporate rule or regulation that results in termination or any action which would disqualify you from serving as a CFO in a public company under SEC or other applicable rules.

Congrats on this. Let me know by email if ok, and we’ll get to Matt for processing.

Sincerely,

Michael J. Cramer

Chief Administrative Officer

Hostess Brands, LLC / P.O. Box 419593 / Kansas City, MO 64141-6593